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                                                                    Exhibit 99.1

                  FOR IMMEDIATE RELEASE
                   (Wednesday, February 7, 2001)

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
            CONTACTS:
            Investor Relations    Public Relations
            Jack Blackstock       Judith Czelusniak
            Senior Vice President Senior Vice President
            (212) 424-1344        (561) 988-7424
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                  TYCO TO RAISE APPROXIMATELY $2.25 BILLION IN
                           CONVERTIBLE DEBT OFFERING

      PEMBROKE, Bermuda, February 7, 2001 -- Tyco International Ltd. (NYSE:
TYC; LSE: TYI; BSX: TYC) today announced that it has agreed to sell $3,035,000,000 principal amount at maturity of zero-coupon convertible senior debentures due 2021, to be issued by Tyco International Group S.A. ("Tyco S.A.") and guaranteed by Tyco. The debentures are being offered only to qualified institutional buyers at an initial offering price of $741.65 per $1,000 principal amount at maturity, with gross proceeds of approximately $2,250,907,750. The initial purchaser will also have a 30 day option to purchase up to an additional $455,250,000 principal amount at maturity of debentures to cover over-allotments which would give Tyco S.A. an additional $337,636,162 in gross proceeds. Each $1,000 principal amount at maturity debenture will be convertible into 8.6916 Tyco common shares if the closing price of Tyco's common shares on the New York Stock Exchange exceeds specified levels or in the event Tyco takes certain corporate actions, such as declaration of an extraordinary dividend. The debentures will not be redeemable by Tyco S.A. prior to February 12, 2009 but Tyco S.A. may be required to repurchase debentures at the accreted value thereof, at the option of the holders, on February 12, 2003, 2005, 2007, 2009, or 2016. Tyco S.A. may choose to pay the purchase price for the February 12, 2003 repurchase in cash, Tyco common shares or a combination of cash and Tyco common shares. All other repurchases must be paid in cash. Tyco S.A. will use the proceeds of the offering to refinance commercial paper. The offering is scheduled to close on February 12, 2001.

      This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The debentures and the common shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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